Exhibit 2.2

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on August 14, 2024 between Moringa Acquisition Corp (the “Surviving Company”) and Moringa Acquisition Merger Sub Corp (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Amended and Restated Business Combination Agreement dated 3 April 2024 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 3,442,721 Class A ordinary shares of a par value of US$0.0001 each and 1 Class B ordinary share of a par value of US$0.0001 each in issue.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 shares of a par value of US$1.00 each and the Merging Company will have 1 share in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	Upon the Effective Date, the authorised share capital of the Surviving Company be decreased from US$55,500, divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, to US$50,000, divided into 50,000 shares of a par value of US$1.00 each, whereby the 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each that are currently authorised will be cancelled from the authorised share capital.

10	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

11	Other than as described in paragraph (12) below, there are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

12	The following director of the Merging Company and the Surviving Company will be paid the following amounts or receive the following benefits consequent upon the Merger:

12.1	Ilan Levin, a director of each of the Merging Company and the Surviving Company, holds an economic interest in the sponsor of the Surviving Company (the “Sponsor”), which Sponsor will receive, upon the Merger, 1,735,182 ordinary shares of a par value of US$0.0001 each of Biomotion Sciences, a Cayman Islands exempted company that is the sole member of the Merging Company (“Biomotion Sciences”), and which Sponsor is the sole limited partner of an exempted limited partnership that will receive 200,000 ordinary shares of a par value of US$0.0001 each of Biomotion Sciences upon the Merger, and Mr. Levin will be paid, for his services as a director of Biomotion Sciences, US$10,000 per month for the first 36 months following the Merger;

12.2	Ruth Alon, a director of the Surviving Company, will receive, upon the Merger, a grant of 39,325 restricted share units that may be settled for an equivalent number of ordinary shares of a par value of US$0.0001 each, of Biomotion Sciences; and

12.3	Other directors of the Surviving Company have economic interests in the Sponsor, which will receive 1,735,182 shares of Biomotion Sciences and which is the sole limited partner of an exempted limited partnership that will receive 200,000 shares of Biomotion Sciences upon the Merger, as described in paragraph 12.1 above.

13	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15	The names and addresses of each director of the surviving company (as defined in the Statute) are:

15.1	Ilan Hadar of 6 Shoshana Damari Street, Herzliya 4604650, Israel; and

15.2	Ilan Levin of 15 Hankin Street, Rehovot 7635421, Israel.

16	This Plan of Merger has been approved by the board of directors of the Surviving Company and the sole director of the Merging Company pursuant to section 233(3) of the Statute.

17	This Plan of Merger has been authorised by the shareholders of the Surviving Company by way of resolutions passed at an extraordinary general meeting of the Surviving Company and the sole shareholder of the Merging Company by way of written resolutions passed pursuant to section 233(6) of the Statute.

18	At any time prior to the Effective Date, this Plan of Merger may be:

18.1	terminated by the board of directors of the Surviving Company or the sole director of the Merging Company;

18.2	amended by the board of directors of the Surviving Company and the sole director of the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19	This Plan of Merger may be executed in counterparts.

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	/s/ Ilan Levin	)
Duly authorised for		)	Ilan Levin
and on behalf of		)	Director
Moringa Acquisition Corp		)

SIGNED by	/s/ Ilan Levin	)
Duly authorised for		)	Ilan Levin
and on behalf of		)	Director
Moringa Acquisition Merger Sub Corp		)

Annexure 1

Merger Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association